Exhibit 3.2

CERTIFICATE OF DESIGNATION OF
POWERS, RIGHTS AND PREFERENCES OF
SANCHEZ COMPUTER ASSOCIATES, INC.
SERIES A PARTICIPATING PREFERRED STOCK

Pursuant to Section 1522 of the
Business Corporation Law of
the Commonwealth of Pennsylvania

        I, Todd A. Pittman, Chief Financial Officer and Senior Vice President of Sanchez Computer Associates, Inc., a corporation organized and existing under the Business Corporation Law of the Commonwealth of Pennsylvania (the "Corporation"), DO HEREBY CERTIFY:

        that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Amended and Restated Articles of Incorporation (the "Articles"), and, pursuant to the provisions of Section 1522 of the Business Corporation Law of the Commonwealth of Pennsylvania, such Board of Directors, at a duly called meeting held on February 20, 2003, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 6,000,000 shares of Preferred Stock having no par value per share, designated as Series A Participating Preferred Stock (the "Series A Preferred Stock") out of the class of shares of Preferred Stock of no par value per share (the "Preferred Stock"):

        RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles, the Board of Directors does hereby create, authorize and provide for the issuance of the Series A Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

        SECTION 1.    Designation and Amount.    The shares of such series shall be designated as "Series A Participating Preferred Stock" and the number of shares constituting the Series A Preferred Stock shall be 6,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors of the Corporation; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

        SECTION 2.    Dividends and Distributions.

          (A)  Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, each holder of one-hundredth (1/100) of a share of Series A Preferred Stock (a "Unit"), in preference to the holders of Common Stock (as defined below), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the purpose, (i) dividends payable in cash when and if declared by the Board of Directors of the Corporation in respect of the Common Stock (each such date being a "Dividend Payment Date") commencing on the first Dividend Payment Date after the first issuance of such Unit of Series A Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, distributions (payable in kind) on each Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all noncash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Dividend Payment Date, or with respect to the first Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of a Unit of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in no event shall any dividend or distribution declared on the Common Stock during any such period be paid unless and until the dividends or distributions on the Units of Series A Preferred Stock declared or otherwise payable hereunder have been paid.

          (C)  Accrued but unpaid dividends shall not bear interest. Dividends paid on the Units of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all such Units at the time outstanding. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 90 days prior to the date fixed for the payment thereof.

        SECTION 3.    Voting Rights.    The holders of shares of Series A Preferred Stock shall have the following voting rights:

          (A)  Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (B)  Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of Units of Series A Preferred

  Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

          (C)  Except as set forth herein, or as otherwise provided by law, holders of Units of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

        SECTION 4.    Certain Restrictions.

          (A)  Whenever dividends or distributions payable on the Units of Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Units of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

            (i)    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

            (ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Units of Series A Preferred Stock, except dividends paid ratably on the Units of Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Units are then entitled;

            (iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on parity or junior (either as to dividends or upon liquidation, dissolution or winding up) to the Units of Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity or junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Units of Series A Preferred Stock; or

            (iv)  redeem or purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, or any shares of stock ranking on a parity with the Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units upon such terms as the Board of Directors, after consideration of the relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        SECTION 5.    Reacquired Shares.    Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

        SECTION 6.    Liquidation, Dissolution or Winding Up.

          (A)  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Units of Series A Preferred Stock unless, prior thereto, the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the amount, per Unit, equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Units of Series A Preferred Stock, except distributions made ratably on the Units of Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

          (B)  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        SECTION 7.    Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each Unit of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per Unit, subject to the provision for adjustment hereinafter set forth, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or issue additional shares of Common Stock in such consolidation, merger, combination or other transaction after which the Common Stock remains outstanding, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        SECTION 8.    No Redemption.    The Units of Series A Preferred Stock shall not be redeemable.

        SECTION 9.    Rank.    The Units of Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock, unless the terms of any such series or class shall provide otherwise.

        SECTION 10.    Amendment.    The Articles, including, without limitation, this resolutions, shall not be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority or more of the outstanding Units of Series A Preferred Stock, voting together as a single class.

        SECTION 11.    Fractional Shares.    The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Series A Preferred Stock.

        SECTION 12.    Certain Definitions.    As used herein with respect to the designations of the Series A Preferred Stock, the term "Common Stock" means the class of Common Stock designated as the Common Stock, no par value, of the Corporation at the date hereof or any other class of stock resulting from successor changes or reclassifications of the Common Stock.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer in its corporate name on this 28th day of February, 2003.

SANCHEZ COMPUTER ASSOCIATES, INC.

By:	/s/ TODD A. PITTMAN Name: Todd A. Pittman Title: Senior Vice President